LML PAYMENT SYSTEMS	news release

Exhibit 20.1

LML REPORTS THE THRIFTY NICKEL NEWSPAPER SELECTS GLOBAL ETELECOM, INC. & INTEGRITY CARD SERVICES FOR ELECTRONIC CHECK CONVERSION SOLUTIONS

VANCOUVER, BC and DESTIN, FL July 24, 2003 - LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) is pleased to announce licensee Global eTelecom, along with Integrity Card Services, will provide the Thrifty Nickel with an integrated, complete electronic check solution program to service their customers. Global eTelecom's customized technology will enable the Thrifty Nickel to accept and process paper checks electronically, thus adding increased value and efficiencies. Global eTelecom's check services are licensed under U.S. Patents: 5,484,988; 6,164,528; 6,283,366 and 6,354,491, from LML Payment Systems Corp., a subsidiary of LML Payment Systems Inc.

About Thrifty Nickel

The Thrifty Nickel has been a household name for more than 30 years and has published over 400 million private party classified ads, making the Thrifty Nickel the LARGEST free classified newspaper in the United States. The Thrifty Nickel is FREE to its readers and is distributed to many locations in and out of cities across the United States. The paper is printed and distributed every Thursday with weekly circulation well over 4.1 million papers. All of their classified ads and many of their commercial ads are also available online at www.thriftynickel.com. The Thrifty Nickel is currently published in 23 states and in the Washington DC area with additional cities opening soon. There are more than 100 Thrifty Nickel papers nationwide.

About Integrity Card Services

ICS is a directly registered ISO with Visa and MasterCard, ICS is one of Paymentech's fastest growing strategic partners. Paymentech is the largest processor in the US (based on number of transactions). Integrity Card Services provides a complete solution for all forms of electronic payment, including Credit & Gift Cards and Check Conversion and Guarantee Processing.

About Global eTelecom, Inc. (www.globaletelecom.com)

Global eTelecom provides it's proprietary, fully customizable XML based electronic check processing services to a nationwide network of banks, independent sales agents and associations, credit card processors, insurance companies, and retail merchants, ranging in size from small "Mom &Pop" stores to national retail chains. Global eTelecom's Electronic Check Services include: Electronic Check Conversion (Point-of-Purchase), Electronic Mail Order / Telephone Order Checks (MOTO), ARC Lockbox Conversion, Electronic Recurring Debit, Electronic Represented Check Collection (RCK), Electronic Check Image Capture, and Secure Web Based Check Image Retrieval. Global eTelecom's check services are proprietary and are licensed under U.S. Patents from LML Payment Systems Corp: 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gains, President and CEO	Investor Relations
(604) 689-4440	(800) 888-2260

LML PAYMENT SYSTEMS INC. Suite 1680 - 1140 West Pender St Vancouver BC V6E 4G1
TEL 604.689.4440 FAX 604.689.4413 www.lmlpayment.com